Exhibit 3.10

AMENDMENT TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ELASTOMER HOLDINGS LLC

This Amended Limited Liability Company Agreement (this “Agreement”) of ELASTOMER HOLDINGS LLC (the “Company”) dated and effective as of March 1, 2001, is entered into by KRATON Polymers LLC (formerly Ripplewood Chemical Acquisition LLC and RK Polymers LLC), a Delaware limited liability company, as the sole member (the “Member”).

Whereas, the Member entered into the amended and restated limited liability company agreement of Elastomer Holdings LLC dated as of February 28, 2001 (the “Amended Agreement”);

Whereas, the Member desires to amend the Amended Agreement to amend Section 18 of the Amended Agreement.

The Member, by execution of this Agreement, hereby amends the Amended Agreement pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

Definitions. All terms defined in the Amended Agreement shall have such defined meanings when used herein unless otherwise defined herein.

Amendment. Section 18 of the Amended Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“18. Exculpation and Indemnification. Neither the Member nor the Officers shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member or Officer, as applicable, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or Officer, as applicable, by the Amended Agreement, provided that the Member or Officer, as applicable, shall be liable for any such loss, damage or claim if there is a final and non-appealable judicial determination that such Member or Officer, as applicable, (i) did not act in good faith and in what such Member or Officer, as applicable, reasonably believed to be in, or not opposed to, the best interest of the Company and within the authority granted to such Member or Officer, as applicable, by the Amended Agreement, (ii) acted with gross negligence, willful misconduct or fraud, or (iii) with respect to any criminal act or proceeding, had reasonable cause to believe that such Member’s or Officer’s, as applicable, conduct was unlawful. To the full extent permitted by applicable law, the Member or Officer, as applicable, shall be indemnified and held harmless by the Company for and against any and all judgments, fines, settlements, losses, claims, demands, costs, damages, liabilities, joint and several, and expenses of any nature, including reasonable attorneys’ fees and disbursements and other amounts arising from any proceeding (collectively “Costs”), incurred by the Member or Officer, as applicable, by reason of any act or omission performed or omitted by the Member or Officer, as applicable, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or Officer, as applicable, by the Amended Agreement, except that the Member or Officer, as applicable shall not be entitled to indemnification under this Section 18 with respect to any Costs if there is a final and non-appealable judicial determination that such Member or Officer, as applicable, (i) did not act in good faith and in what such Member or Officer, as applicable, reasonably believed to be in, or not opposed to, the best interest of the Company and within the authority granted to such Member or Officer by the Amended Agreement, (ii) acted with gross negligence, willful misconduct or fraud, or (iii) with respect to any criminal act or proceeding, had reasonable cause to believe that such Member’s or Officer’s, as applicable, conduct was unlawful; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and neither the Member nor the Officer, as applicable, shall have personal liability on account thereof.”

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the day and year first above written.

KRATON POLYMERS LLC

By:	/s/ Stephen M. Wood
Name:	Stephen M. Wood
Title:	President

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